Pricing Supplement No. K136 To the Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 December 28, 2010

$459,000 Buffered Accelerated Return Equity Securities due June 30, 2016 Linked to the CS/RT Emerging Infrastructure Index Powered by HOLTTM
General
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The securities are designed for investors who seek a return linked to the performance of the CS/RT Emerging Infrastructure Index Powered by HOLTTM. Investors should be willing to forgo interest payments and, if the Underlying declines by more than 20%, be willing to lose up to 80% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing June 30, 2016.†

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on December 28, 2010 (the “Trade Date”) and are expected to settle on December 31, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The CS/RT Emerging Infrastructure Index Powered by HOLTTM. For more information on the Underlying, see “The Underlying” herein.
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.

Underlying Return:	• If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be an amount calculated as follows:
Final Level – Initial Level Initial Level
• If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
• If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be calculated as follows:
Final Level – Initial Level + Buffer Amount Initial Level

If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.

Buffer Amount:	20%
Initial Level:	729.72
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:†	June 27, 2016
Maturity Date:†	June 30, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EL51

†  The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$35.00	$965.00
Total	$459,000.00	$16,065.00	$442,935.00

(1) We or one of our affiliates will pay discounts and commissions of $35.00 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours will pay referral fees of $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$459,000.00	$53.29

Credit Suisse
December 28, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. AK-I dated November 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

•	Prospectus supplement dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios assuming an Initial Level of 730. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level determined on the Valuation Date. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Underlying Return	Redemption Amount
1460.00	100.00%	100.00%	$2,000.00
1277.50	75.00%	75.00%	$1,750.00
1095.00	50.00%	50.00%	$1,500.00
1022.00	40.00%	40.00%	$1,400.00
949.00	30.00%	30.00%	$1,300.00
876.00	20.00%	20.00%	$1,200.00
839.50	15.00%	15.00%	$1,150.00
803.00	10.00%	10.00%	$1,100.00
766.50	5.00%	5.00%	$1,050.00
748.25	2.50%	2.50%	$1,025.00
737.30	1.00%	1.00%	$1,010.00
730.00	0.00%	0.00%	$1,000.00
693.50	−5.00%	0.00%	$1,000.00
657.00	−10.00%	0.00%	$1,000.00
620.50	−15.00%	0.00%	$1,000.00
584.00	−20.00%	0.00%	$1,000.00
511.00	−30.00%	−10.00%	$900.00
438.00	−40.00%	−20.00%	$800.00
365.00	−50.00%	−30.00%	$700.00
292.00	−60.00%	−40.00%	$600.00
219.00	−70.00%	−50.00%	$500.00
146.00	−80.00%	−60.00%	$400.00
73.00	−90.00%	−70.00%	$300.00
0.00	−100.00%	−80.00%	$200.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Level is 839.50, an increase of 15% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	(Final Level - Initial Level) / Initial Level
	=	(839.50 - 730) / 730
	=	15%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.15
	=	$1,150

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,150 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Underlying.

Scenario 2:

Scenario 2 assumes the Final Level is 748.25, an increase of 2.50% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	(Final Level - Initial Level) / Initial Level
	=	(748.25 - 730) / 730
	=	2.50%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.025
	=	$1,025

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,025 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Underlying.

Scenario 3:

Scenario 3 assumes the Final Level is 730, equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 4:

Scenario 4 assumes the Final Level is 693.50, a decrease of 5% from the Initial Level. Because the Final Level is less than the Initial Level by not more than the Buffer Amount, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 5:

Scenario 5 assumes the Final Level is 511, a decrease of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level by more than the Buffer Amount is as follows:

Underlying Return	=	[(Final Level - Initial Level) / Initial Level] + Buffer Amount
	=	[(511 – 730) / 730] + 20%
	=	−10%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 0.90
	=	$900

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will participate in any depreciation in the level of the Underlying beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $200 per $1,000 principal amount. You could lose up to $800 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level by more than 20%, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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NON-U.S. SECURITIES MARKETS RISKS – Certain stocks comprising the Underlying are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Underlying, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the Underlying, the level of the Underlying and the value of the securities.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN A SINGLE INDUSTRY SECTOR – The performance of the Underlying is linked to the performance of stocks of infrastructure-related companies that derive a certain percentage of their revenues for emerging markets. An investment in securities linked to the performance of the Underlying lacks diversification. The closing value of the Underlying may not correlate to the performance of the infrastructure-related market generally. Because the Underlying is linked to a specific industry sector, securities linked to the Underlying carry greater risk and may be more volatile than securities linked to a broader based index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•	NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, and our role as index creator and provider of HOLT as described in “The Underlying” herein. In performing these duties, the economic interests of the index creator, HOLT provider, calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the stocks comprising the Underlying;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

The CS/RT Emerging Infrastructure Index Powered by HOLTTM is comprised of the stocks of 50 equally-weighted exchange-listed emerging infrastructure-related companies that are chosen according to a rules-based methodology (the ‘‘HOLTTM scoring methodology’’) for scoring stocks. The rules for constructing and rebalancing the Underlying and for calculating the value for the Underlying were developed by Credit Suisse Securities (Europe) Limited (the ‘‘index creator’’). The daily closing value of the Underlying is calculated and published by Standard & Poor’s (the ‘‘index calculation agent’’), based on the rules developed by the index creator.

The Underlying is the exclusive property of, and currently sponsored by, the index creator, which has contracted with the index calculation agent to maintain and calculate the Underlying. The index creator retains the final discretion as to the manner in which the Underlying is calculated and constructed, and may supplement, amend, revise or withdraw the rules for maintaining and calculating the Underlying at any time and without prior notice.

The securities are not in any way sponsored, endorsed or promoted by any of the index creator, HOLT or the index calculation agent. None of the index creator, HOLT or the index calculation agent has any obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Underlying (or causing the Underlying to be calculated). In addition, none of the index creator, HOLT or the index calculation agent makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Underlying and/or the value of the Underlying at any particular time on any particular day or otherwise, and none of the index creator, HOLT or the index calculation agent shall be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Underlying or in the calculation of the Underlying or under any obligation to advise any person of any errors or omissions therein.

Robert Thomas Investments, Inc. (‘‘RT’’), a Florida corporation wholly owned by Raymond James Financial, Inc., provides consulting services related to the structuring of investment products. RT is a corporate affiliate of Raymond James & Associates, Inc., a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. RT selected emerging infrastructure as the industry category of the Underlying and provided input to HOLT on its selection of GICS (as defined below) within that category. RT has, and will have, no other role in the creation, calculation, maintenance or rebalancing of the Underlying.

Selection of the Index Components

HOLT, a service of Credit Suisse, maintains a proprietary database that currently includes more than 20,000 companies in over 60 countries. From such proprietary database, 225 emerging infrastructure related companies currently meet the criteria of (i) being classified under one of the infrastructure related MSCI Global Industry Classification Standard (GICS) Sub-Industry Codes listed in Appendix A and (ii) deriving more than 15% of their revenues from Global Emerging Markets (GEM). A GEM is defined as any country except the United States, Canada, Australia, New Zealand, Japan, Hong Kong, Singapore, Austria, Belgium, Luxembourg, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom. From this group of companies, the 200 emerging infrastructure related companies with the highest liquidity, as measured by average trading volume over the last six month period, and whose stock is listed on a regulated stock exchange will be selected to form the universe of eligible companies (the ‘‘eligible universe’’).

Each company in the eligible universe is assigned to one of three themes: Agriculture, Power and Utilities, and Infrastructure. Companies active in Power and Utilities or Infrastructure must have a market cap greater than $5 billion (at the time the eligible universe is selected). Companies active in Agriculture must have a market cap greater than $1 billion (at the time the eligible universe is selected).

On the Base Date (as defined below) and at each periodic review (as described below), the Underlying will include a minimum allocation of stocks from the eligible universe to each of the three themes in order to ensure representation of the three themes in the Underlying, as described below. The total number of stocks in the Underlying is 50 (each an ‘‘index component’’).

On the Base Date and at each periodic review, the index components will be selected according to the following procedure:

1.     The companies in the eligible universe will be ranked according to their HOLT score (see ‘‘—The HOLT Scoring Methodology,’’ below).

2.     The companies whose stock has an average trading volume of less than $10 million per day over the prior six-month period or that have traded fewer than 500,000 shares each calendar month over the prior six-month period will be excluded. In addition, at least 45 companies must have traded more than 1,000,000 shares in each calendar month over the prior six-month period. If this condition would not otherwise be met, the lowest-ranking companies that have traded fewer than 1,000,000 shares in each calendar month over the prior six-month period will be replaced by the stocks from the highest-ranking companies out of the remaining companies in the eligible universe so that this condition is met. This will be determined by or on behalf of the index creator, and is intended to ensure that the performance of the Underlying is not negatively affected by price disruptions due to a lack of liquidity. In addition, companies whose stock is not freely tradable (because the equity and/or foreign exchange markets in the relevant company’s home jurisdiction are not free and well developed) may be excluded at the discretion of the index creator.

3.     The companies whose stock has the highest HOLT scores in each of three themes are selected in order to satisfy the ‘‘minimum allocation of stocks’’ (subject to the conditions in numbered paragraph 2 above). If there are twenty or more companies in the eligible universe allocated to a theme, the minimum allocation of stocks to such theme will be ten stocks. If there are fewer than twenty companies in the eligible universe allocated to a theme, the minimum allocation of stocks to such theme will be the highest number of stocks that is less than or equal to 50% of the total number of companies in the eligible universe allocated to such theme. This will ensure that the minimum allocation of stocks to a theme is not more than 50% of the companies representing such theme. If there is an insufficient number of stocks in the eligible universe allocated to a theme that satisfy the tradability conditions described in numbered paragraph 2 above, such theme will have fewer than the minimum allocation of stocks. On the Base Date, the Underlying comprised 13 companies allocated to the Agriculture theme, 10 companies allocated to the Power and Utilities theme and 27 companies allocated to the Infrastructure theme.

4.     The stocks of those companies with the highest HOLT scores out of the remaining companies in the eligible universe are selected to bring the total number of stocks included in the Underlying to 50.

5.     All index components must be either (a) U.S. securities that (i) are issued by a company that complies with the reporting requirements of the Securities Exchange Act of 1934, as amended (the ‘‘1934 Act’’) and are listed on a national securities exchange and (ii) are ‘‘NMS stock’’ as defined in Rule 600 of Regulation NMS under the 1934 Act; or (b) securities other than securities covered in clause (a). A maximum of ten index components may be non-U.S. securities having their primary trading market outside the United States on foreign trading markets that are not members of the Intermarket Surveillance Group or are not parties to comprehensive surveillance sharing agreements with the American Stock Exchange (AMEX). If more than ten index components would not otherwise comply with this rule, the lowest ranking non-compliant company will be replaced by the highest-ranking compliant company out of the remaining companies in the eligible universe (subject to the conditions in numbered paragraphs 2 and 3 above), until no more than 10 index components are non-compliant. This will be determined by or on behalf of the index creator.

6.     If two stocks are equally ranked, the stock with the higher market capitalization will be deemed to have the higher rank.

7.     When a stock has several listings or different share classes outstanding, the index creator has discretion as to which stock and/or listing is considered, bearing in mind, among other factors, the liquidity of the stocks (subject to the conditions in numbered paragraph 5 above). Generally, the primary listing will be considered. In exceptional cases, ADRs or Global Depositary Receipts (‘‘GDRs’’) can be included, especially if the ADRs or GDRs are more liquid than the underlying stocks. For purposes of this description, the term ‘‘stocks’’ shall be interpreted to include ADRs and GDRs.

The procedures for selecting the companies that form part of the eligible universe, together with numbered paragraphs 1 and 2 above, are carried out on the last weekday of each month to create a ‘‘selection list.’’ The selection list indicates possible changes in the composition of the Underlying at the next periodic review and is used to select a replacement company, if necessary, as described below.

Periodic Review of the Underlying and Weighting of the Index Components

The periodic review of the index components occurs every last weekday of April and October (each a ‘‘Semi-Annual Rebalancing Date’’). Adjustments in index components resulting from the periodic review become effective every 10th weekday in May and November (each a ‘‘Semi-Annual Rebalancing Effective Date’’)

In addition, the weighting of each index component will be reset every 10th weekday in February, May, August and November (each a ‘‘Quarterly Re-weighting Date’’). The 50 index components were initially equally weighted on November 14, 2002 (the ‘‘Base Date’’), and will be equally weighted on each Quarterly Re-weighting Date. On each Quarterly Re-weighting Date, the weighting of each index component is reset to equal 1/50th of the value of the Underlying. The weighting of each index component is expressed in the number of shares included in the Underlying. The number of shares in the Underlying for each index component was calculated on the Base Date and will be recalculated on each Quarterly Re-weighting Date according to a formula as set out in the Index Rules, which are available at www.customindices.standardandpoors.com. (Reference to this ‘‘uniform resource locator’’ or ‘‘URL’’ is made as an inactive textual reference for informational purposes only. Neither it nor other information found at this website is incorporated by reference into this pricing supplement.)

As of the last Semi-Annual Rebalancing Effective Date, the Underlying had the following Index Sub-Industry and Regional Breakdown:

The following table sets forth the ten largest index components by market capitalization as of the last Semi-Annual Rebalancing Effective Date.

10 Largest Index Components by Market Capitalization

Company	Country	Market Cap ($B)	Infrastructure Sector	Index Weight
CHINA MOBILE LTD	HONG KONG	202.31	Base Infrastructure	2%
VODAFONE GROUP PLC	BRITAIN	138.74	Base Infrastructure	2%
AMERICA MOVIL SA (ADR)	MEXICO	117.16	Base Infrastructure	2%
SIEMENS AG	GERMANY	112.78	Base Infrastructure	2%
TELEFONICA SA	SPAIN	107.03	Base Infrastructure	2%
FRANCE TELECOM SA	FRANCE	57.51	Base Infrastructure	2%
CATERPILLAR INC	UNITED STATES	55.5	Base Infrastructure	2%
IBERDROLA S.A.	SPAIN	41.75	Base Infrastructure	2%
SCHNEIDER ELECTRIC SA	FRANCE	41.66	Base Infrastructure	2%
NOKIA CORPORATION	FINLAND	37.39	Base Infrastructure	2%

The Sub-Industry Exposure classifications are based on Global Industry Classification System (GICS) sub-industry codes. The information included in the Sub-Industry Exposure, Regional Breakdown and 10 Largest Index Components by Market Capitalization is derived from Holt, Bloomberg Financial Markets and FactSet and is as of November 12, 2010.

Operational Adjustments to the Index Components

In addition to the periodic reviews, the Underlying is continually reviewed for changes, or operational adjustments, to the index components necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings and bankruptcy filings, involving issuers of index components (the “index component companies”). Operational adjustments may occur between periodic reviews if a specific corporate event makes an existing index component ineligible. If a specific corporate event makes an existing index component ineligible, the replacement company will be the highest ranked non-component on the most recent selection list. The following events may require an operational adjustment:

Event	Action
Merger or Acquisition
 If a merger or acquisition results in one index component company absorbing or combining with another index component company, the resulting company will remain an index component company and the absorbed or non-surviving company will be replaced. If a non-index component company absorbs an index component company, the original index component will be removed and replaced.

Spin-off
 If an index component company splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value (chosen from among the original index component company and any spun or split off company or companies) will remain an index component company, and any other resulting company or companies will not be an index company.

Bankruptcy
An index component company will be removed and replaced immediately after a bankruptcy filing. Exceptions are made on a case-by-case basis. For example, an index component company might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	An index component will be removed and replaced immediately after the index component is delisted from its primary market.

In the event that a corporate action takes place in respect of an index component company during the period between a Semi-Annual Rebalancing Date and the corresponding Semi-Annual Rebalancing Effective Date that results in any index component becoming ineligible, such ineligible index component will be replaced in accordance with the procedures in numbered paragraphs 1 through 7 under ‘‘—Selection of the Index Components’’ so that the Underlying will contain 50 index components on the Semi-Annual Rebalancing Effective Date. If any changes to the composition of the Underlying or weighting of the index components are required, such operational adjustments may not change the value of the Underlying. Generally, changes are effective on the same day on which the corporate action becomes effective.

Certain corporate actions or a change in the eligibility of an index component may require adjustments to the allocated number of shares of such index component, or may require application of a divisor in respect of such index component, as follows:

Component change	Adjustment

Component	The index component entering the Underlying goes in at the weight of the index component coming out to determine the number of shares of the entering index component

Spin-off	Adjust the number of shares such that the index component’s weighting is not changed as a result of the spin-off. There is no divisor change.

Special Cash Dividend
Price of stock making the special cash dividend payment is reduced by the per share special cash dividend amount after the close of trading on  the day before the ex-date. A divisor adjustment is made in order for the  index level after the price adjustment to be equal to the index level before the price adjustment.

Stock Split	In the event of a stock split, the number of shares of the relevant component will be multiplied by the factor used for the split at such time There is no divisor change.

Stock Dividend	Stock dividends are treated in the same way as stock splits.

Rights Offering	Subtract the product of the following from the price of the parent company stock:
Price of rights Rights ratio
Adjust the number of shares such that the index component’s weighting is not changed as a result of the rights offering. There is no divisor change.

Divisor changes or changes to the allocated number of shares are usually made on the date on which the corporate action becomes effective, based on the closing prices on the trading day immediately preceding such date.

Calculation of the Value of the Underlying

The value of the Underlying is calculated on a real-time and end-of-day basis by the index calculation agent. The closing value of the Underlying is based on the official closing prices of the index components from the primary exchanges for the index components, converted into U.S. dollars using the WM closing spot exchange rates as reported by Reuters. For calculation purposes, the Underlying closes at 5:00 p.m., New York City time. The Underlying is calculated as a synthetic price-return index, by calculating a total-return index and applying a reduction of 2.40% per annum to account for dividends. The closing value of the Underlying is the sum of the closing prices of each of the 50 index components times the respective number of shares of stock in the Underlying (and divided by a divisor, if applicable).

As long as at least one index component is traded on a business day, the value of the Underlying is calculated for that day. On days where an index component does not trade, but the value of the Underlying is calculated for that day, the value of the index component that does not trade on such day will be the last available closing price. The closing value of the Underlying is published by the index calculation agent by 6:30 p.m., New York City time, on any day on which the value of the Underlying is calculated. The index calculation agent may delay the publication of the value of the Underlying, or suspend or discontinue the publication of the value of the Underlying, if it believes that there exist circumstances preventing the correct calculation of the value of the Underlying.

The HOLT Scoring Methodology

The HOLT scoring methodology attempts to identify stocks that satisfy corporate performance, momentum, and valuation characteristics measured objectively by converting a company’s publicly disclosed accounting data into cash flows, as measured by Cash Flow Return on Investment (CFROI). This allows comparisons among companies across sectors, regions and over time. The HOLT scoring methodology is applied in a consistent manner to all stocks in the eligible universe.

Pursuant to the HOLT scoring methodology, companies are scored in three categories: Operational Performance, Momentum and Valuation. Scores in each category are determined on the basis of a neutral application of several objective metrics that are intended to permit comparisons of companies’ relative performance on measures relevant to that category. The HOLT scoring methodology is not intended to predict the future market or financial performance of any company (either in absolute terms or relative to other companies) nor is the ranking of each company intended to serve as a qualitative ordering of each company in relation to other companies in the eligible universe.

The Operational Performance category is intended to identify companies that display certain corporate performance characteristics, such as profitability and management skill. The Valuation category is intended to identify stocks that are attractively valued according to several metrics, including the HOLT discounted cash flow model. The Momentum category is intended to identify companies that are gaining from positive market sentiment. The HOLT scoring methodology assigns a score from 1 to 5 (with 5 being the best) to each company for each variable within a category based on the company’s rank relative to all companies in the eligible universe. The HOLT scoring methodology computes a weighted average of the scores for each variable within each category to arrive at a category score. The HOLT scoring methodology then computes an average overall score using the category scores. Each category is weighted approximately equally.

To determine the scores for each category, HOLT relies on data from the publicly disclosed financial statements of the company to compute several variables reflective of that category. The variables in the Operational Performance category currently include a CFROI measurement, a Managing for Value measurement and a Change in Value Creation measurement. As discussed below in ‘‘—The CFROI Valuation Methodology,’’ CFROI is intended to measure profitability by looking at the ratio of gross cash flow to gross investments, while accounting for a company’s mix of depreciating and non-depreciating assets. Managing for Value is intended to measure management skill by comparing profitability (as measured by CFROI) to asset growth over the most recent three-year period. Change in Value Creation is intended to measure the change in economic profit, as indicated by a company’s CFROI and mix of assets, over the most recent two-year period.

The variables in the Momentum category currently include a CFROI Key Momentum measurement, a Price Momentum measurement and a Daily Liquidity Average measurement. CFROI Key Momentum measures the change in CFROI over a thirteen-week period resulting from revisions in the consensus analysts’ estimates of a company’s earnings. Price Momentum measures the increase in market value of the company’s stock over a two-year period. Daily Liquidity Average measures the cash value of the average trading volume of a company’s stock, adjusted for market capitalization.

The variables in the Valuation category currently include a Percent to Best measurement, an Economic Price to Earnings measurement, a Dividend Yield measurement and a Value to Cost measurement. Percent to Best measures the difference between the company’s trading price and its ‘‘warranted price,’’ as measured by the Credit Suisse HOLT CFROI Valuation Methodology (as described below). Economic Price to Earnings measures the ratio of the total market value of a company’s debt and equity securities to its earnings, determined using CFROI metrics. Dividend Yield measures a company’s dividend yield based on analysts’ estimates. Value to Cost measures the ratio of the total market value of a company’s debt and equity securities to its net assets.

The CFROI Valuation Methodology*

The HOLT scoring methodology relies on the Credit Suisse HOLT CFROI Valuation Methodology (the ‘‘CFROI Valuation Methodology’’). The CFROI Valuation Methodology represents a type of discounted cash flow model used to value companies. The CFROI metric result is intended to approximate the economic return produced by a company’s projects and contains four major components: inflation-adjusted gross cash flow, inflation-adjusted gross investment, asset life and non-depreciating assets. The CFROI metric result is calculated in two steps: first, HOLT measures the inflation-adjusted gross cash flows available to all capital owners in a company as compared to the inflation-adjusted gross investment made by the capital owners. HOLT then translates this ratio of gross cash flow to gross investment into an internal rate of return by recognizing the finite economic life of depreciating assets and the residual value of non-depreciating assets.

Inflation-Adjusted Gross Cash Flow

Inflation-adjusted gross cash flow is derived from net income (before extraordinary items), which is adjusted in the HOLT scoring methodology as follows: depreciation and amortization are added back to net income because they represent non-cash expenditures. Interest expense and minority interest expense are added back to net income because the CFROI metric measures the return available to all providers of capital, not just equity holders. Research and development and rental expenses are added back to net income because the HOLT framework considers these items as capital investments, similar to capital expenditures. Equity method investment income is subtracted from net income. Other adjustments to net income include a net pension cash flow adjustment, a last-in-first-out (LIFO) charge to first-in-first-out (FIFO) method inventories, monetary holding gains/losses, and an equity method investment income adjustment.

Inflation-Adjusted Gross Investment

Inflation-adjusted gross investment begins with the assets recorded on a company’s balance sheet. A number of adjustments are made in order to capture the total amount of gross operating investment employed in the generation of future cash flow. First, accumulated depreciation is added back to book assets because depreciation could understate the economic value of the underlying assets. An inflation adjustment is added to gross plant assets to ensure that inflation-adjusted gross investment and gross cash flow are measured in dollars having the same purchasing power. Operating leases are added to gross operating investment because HOLT views the decision to lease or own property as a financing decision rather than an operating decision. Capitalizing leases ensures that the value of all property plant and equipment is included in inflation-adjusted gross investment, regardless of the method of financing. Research and development expense is capitalized and included in inflation-adjusted gross investment because the value derived from these expenditures extends beyond the year in which the expenditure is made. A LIFO inventory reserve is added to LIFO method inventories to ensure that the dollar value of inventory included in inflation-adjusted gross investment is stated in the same units of purchasing power as gross cash flow. Several items, including equity method investments, pension assets, goodwill, and non-debt monetary liabilities and deferred taxes are removed from the company’s gross assets because they are non-operating items.

Non-Depreciating Assets

The generation of cash flows causes some assets, such as plant and equipment, to depreciate in value. The value of other assets, such as cash, land, or accounts receivable, is not impacted by their use in the cash flow generation process. Assets that are included in inflation-adjusted gross investment but do not depreciate because they are used to generate future cash flows are categorized as non-depreciating assets. These assets include net monetary assets, inflation adjusted land and improvements, non-equity method investments, inventory (including LIFO inventory reserve), and other long-term assets less pension assets.

Asset Life

A company’s asset life is the average economic life (in years) of the depreciating assets of the company. In general, gross plant life and capitalized operating lease life is computed by dividing the reported gross plant by the reported depreciation expense. Research and development life is assigned systematically to all firms based on the GICS industry in which the company operates. Some companies report depreciation expense on methods other than straight-line depreciation. In countries where this is the general accounting practice, gross plant life is

* Significant amounts of material in this section were taken from Madden, Bart (1999), CFROI Valuation: A Total System Approach to Valuing the Firm. Linacre House, Jordan Hill, Oxford: Butterworth-Heinemann.

computed as a weighted average life based on the break-out of the plant account available in the financial statements. Each plant account type is assigned a life based on the economics of the GICS industry within which the company operates. Any changes to the CFROI Valuation Methodology are made on all companies within a given industry or region after being approved by a committee made up of senior HOLT staff and internal accounting experts, all of whom are employees of our affiliates. More information regarding HOLT and the CFROI Valuation Methodology can be found at www.csfb.com/institutional/csfb_holt. (Reference to this URL is made as an inactive textual reference for informational purposes only. Neither it nor other information found at this website is incorporated by reference into this pricing supplement.)

Historical Information

The following graph sets forth the historical performance of the CS/RT Emerging Infrastructure Index Powered by HOLTTM based on the closing levels of the Underlying from January 1, 2005 through December 28, 2010. The closing level of the Underlying on December 28, 2010 was 729.72. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Because the Underlying was launched on September 25, 2007, the calculation agent has retrospectively calculated the levels of the Underlying on all dates prior to September 25, 2007 using the same methodology as described in “The Underlying”. All prospective investors should be aware that no actual investment tracking the performance of the Underlying was possible at any time prior to September 25, 2007.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

For further information on the CS/RT Emerging Infrastructure Index Powered by HOLTTM, see “The Underlying” herein.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•     a financial institution,

•     a mutual fund,

•     a tax-exempt organization,

•     a grantor trust,

•     certain U.S. expatriates,

•     an insurance company,

•     a dealer or trader in securities or foreign currencies,

•     a person (including traders in securities) using a mark-to-market method of accounting,

•     a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•     an entity that is treated as a partnership  for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the Underlying is considered a taxable event to you.  If the IRS were to prevail in treating each Rebalancing of the Underlying as a taxable event, you would recognize capital gain and, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time.  Such gain or loss generally would be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

These changes will apply to payments made on or after September 14, 2010.  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $35.00 per $1,000 principal amount of securities in connection with the distribution of the securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, will pay referral fees to some broker dealers of $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Appendix A

The Global Industry Classification System (GICS) was used to identify the companies in the HOLT database that are active in Agriculture, Power and Utilities, and Infrastructure. Listed below are the breakdowns of Sector, Industry Group, Industry and Sub-Industry for each theme. Only companies that meet the Sub-Industry codes for each theme are considered active companies within such theme.

Agriculture

Sector		Industry Group		Industry		Sub-Industry
15	Materials	1510	Materials	151010	Chemicals	15101030	Fertilizers & Agricultural Chemicals
20	Industrials	2010	Capital Goods	201060	Machinery	20106010	Construction & Farm Machinery & Heavy Trucks
30	Consumer Staples	3020	Food, Beverage & Tobacco	302020	Food Products	30202010	Agricultural Products

Power and Utilities

Sector		Industry Group		Industry		Sub-Industry
10	Energy	1010	Energy	101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
55	Utilities	5510	Utilities	101020	Oil, Gas & Consumable Fuels	10102040	Oil & Gas Storage & Transportation
				551010	Electric Utilities	55101010	Electric Utilities
				551020	Gas Utilities	55102010	Gas Utilities
				551030	Multi-Utilities	55103010	Multi-Utilities
				551040	Water Utilities	55104010	Water Utilities
				551050	Independent Power Producers & Energy Traders	55105010	Independent Power Producers & Energy Traders
Infrastructure

Sector		Industry Group		Industry		Sub-Industry
15	Materials	1510	Materials	151020	Construction Materials	15102010	Construction Materials
				151040	Metals & Mining	15104050	Steel
				151050	Paper & Forest Products	15105010	Forest Products
						15105020	Paper Products
20	Industrials	2010	Capital Goods	201020	Building Products	20102010	Building Products
				201030	Construction & Engineering	20103010	Construction & Engineering
				201040	Electrical Equipment	20104010	Electrical Components & Equipment
						20104020	Heavy Electrical Equipment
				201050	Industrial Conglomerates	20105010	Industrial Conglomerates
				201060	Machinery	20106020	Industrial Machinery
		2020	Commercial Services & Supplies	202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services
		2030	Transportation	203030	Marine	20303010	Marine
				203040	Road & Rail	20304010	Railroads
						20304020	Trucking
				203050	Transportation Infrastructure	20305010	Airport Services
						20305020	Highways & Railtracks
						20305030	Marine Ports & Services
45	Information Technology	4520	Technology Hardware & Equipment	452010	Communications Equipment	45201020	Communications Equipment
				452020	Computers & Peripherals	45202010	Computer Hardware
						45202020	Computer Storage & Peripherals
50	Telecommunication Services	5010	Telecommunication Services	501010	Diversified Telecommunication Services	50101010	Alternative Carriers
						50101020	Integrated Telecommunication Services
				501020	Wireless Telecommunication Services	50102010	Wireless Telecommunication Services

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